EXHIBIT 99.1

Demand for Yelp’s Advertising Products Drove Strong
First Quarter 2023 Results

First quarter Net Revenue increased by 13% year over year to a record $312 million

Net Loss remained relatively consistent year over year at ($1) million

Adjusted EBITDA increased by 12% year over year to $54 million

SAN FRANCISCO--(BUSINESS WIRE)--May 4, 2023--Yelp Inc. (NYSE: YELP), the company that connects people with great local businesses, today posted its financial results for the first quarter ended March 31, 2023 in the Q1 2023 Shareholder Letter available on its Investor Relations website at www.yelp-ir.com.

“Yelp’s strong results mark the sixth straight quarter of record net revenue driven by our product-led strategy,” said Jeremy Stoppelman, Yelp co-founder and chief executive officer. “We continued to generate robust advertiser demand, particularly in home services, which saw revenue growth of approximately 25% year over year. I’m excited about the progress we’ve made on our roadmap for the year, launching more than a dozen new product updates to make it even easier for consumers to discover and connect with great local businesses. We remain focused on executing against our strategic initiatives and are confident in our ability to deliver profitable growth over the long term.”

“Demand for our broad-based local advertising platform drove a 13% year-over-year increase in first quarter net revenue as we continued to deliver value to advertisers and match them with our high-intent audience,” said David Schwarzbach, Yelp’s chief financial officer. “Services continued its strong performance in the quarter with advertising revenue from businesses in these categories increasing 15% year over year to a record $184 million. Looking ahead, we are raising our full-year net revenue outlook, which we now expect to be in the range of $1.295 billion to $1.315 billion.”

Quarterly Conference Call
Yelp will host a live Q&A session today at 2:00 p.m. Pacific Time to discuss the first quarter financial results and outlook for the second quarter and full year 2023. The webcast of the Q&A can be accessed on the Yelp Investor Relations website at www.yelp-ir.com. A replay of the webcast will be available at the same website.
About Yelp
Yelp Inc. (yelp.com) is a community-driven platform that connects people with great local businesses. Millions of people rely on Yelp for useful and trusted local business information, reviews and photos to help inform their spending decisions. As a one-stop local platform, Yelp helps consumers easily discover, connect and transact with businesses across a broad range of categories by making it easy to request a quote for a service, book a table at a restaurant, and more. Yelp was founded in San Francisco in 2004.
Yelp intends to make future announcements of material financial and other information through its Investor Relations website. Yelp will also, from time to time, disclose this information through press releases, filings with the Securities and Exchange Commission, conference calls, or webcasts, as required by applicable law.

Forward-Looking Statements
This press release contains forward-looking statements relating to, among other things, Yelp’s future performance, its investment plans, and its ability to deliver profitable growth over the long term, that are based on its current expectations, forecasts, and assumptions that involve risks and uncertainties.

Yelp’s actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to:

•macroeconomic uncertainty — including related to inflation, rising interest rates, supply chain issues, and the ongoing impact of the COVID-19 pandemic and efforts to contain it — and its effect on consumer behavior, user activity and advertiser spending;
•the impact of fears or actual outbreaks of disease, including COVID-19 and any variants thereof, and any resulting changes in consumer behavior, economic conditions or governmental actions;
•Yelp’s ability to maintain and expand its base of advertisers, particularly if advertiser turnover substantially worsens from recent trends and/or consumer demand significantly degrades;
•Yelp’s ability to continue to operate effectively with a primarily remote work force and attract and retain key talent;
•Yelp’s limited operating history in an evolving industry; and
•Yelp’s ability to generate and maintain sufficient high-quality content from its users.

Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Yelp’s business, operating results and stock price included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yelp’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q at www.yelp-ir.com or the SEC’s website at www.sec.gov.

Investor Relations Contact:
Kate Krieger
ir@yelp.com

Press Contact:
Amber Albrecht
press@yelp.com

YELP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$289,298	$306,379
Short-term marketable securities	124,903	94,244
Accounts receivable, net	140,401	131,902
Prepaid expenses and other current assets	36,992	63,467
Total current assets	591,594	595,992
Property, equipment and software, net	76,936	77,224
Operating lease right-of-use assets	87,100	97,392
Goodwill	103,195	102,328
Intangibles, net	8,656	8,997
Other non-current assets	154,201	133,989
Total assets	$1,021,682	$1,015,922

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$152,860	$137,950
Operating lease liabilities — current	39,023	39,674
Deferred revenue	7,414	5,200
Total current liabilities	199,297	182,824
Operating lease liabilities — long-term	77,184	86,661
Other long-term liabilities	41,073	36,113
Total liabilities	317,554	305,598

Stockholders' equity:
Common stock	—	—
Additional paid-in capital	1,692,923	1,649,692
Treasury stock	(37)	—
Accumulated other comprehensive loss	(13,758)	(15,545)
Accumulated deficit	(975,000)	(923,823)
Total stockholders' equity	704,128	710,324
Total liabilities and stockholders' equity	$1,021,682	$1,015,922

YELP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Net revenue	$312,438	$276,628

Costs and expenses:
Cost of revenue (1)	26,059	23,429
Sales and marketing (1)	147,455	126,097
Product development (1)	88,197	80,685
General and administrative (1)	46,509	39,383
Depreciation and amortization	10,805	11,490
Total costs and expenses	319,025	281,084
Loss from operations	(6,587)	(4,456)
Other income, net	5,212	929
Loss before income taxes	(1,375)	(3,527)
Benefit from income taxes	(197)	(2,612)
Net loss attributable to common stockholders	$(1,178)	$(915)

Net loss per share attributable to common stockholders
Basic	$(0.02)	$(0.01)
Diluted	$(0.02)	$(0.01)

Weighted-average shares used to compute net loss per share attributable to common stockholders
Basic	69,821	71,639
Diluted	69,821	71,639

(1) Includes stock-based compensation expense as follows:
	Three Months Ended March 31,
	2023	2022
Cost of revenue	$1,382	$1,305
Sales and marketing	9,114	8,655
Product development	25,867	23,125
General and administrative	9,894	7,975
Total stock-based compensation	$46,257	$41,060

YELP INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Operating Activities
Net loss	$(1,178)	$(915)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10,805	11,490
Provision for doubtful accounts	6,784	7,562
Stock-based compensation	46,257	41,060
Amortization of right-of-use assets	7,899	8,453
Deferred income taxes	(19,862)	(11,074)
Amortization of deferred contract cost	5,738	4,039
Asset impairment	3,555	—
Other adjustments, net	576	248
Changes in operating assets and liabilities:
Accounts receivable	(15,283)	(11,968)
Prepaid expenses and other assets	20,709	(7,494)
Operating lease liabilities	(10,397)	(9,492)
Accounts payable, accrued liabilities and other liabilities	18,641	27,994
Net cash provided by operating activities	74,244	59,903

Investing Activities
Purchases of marketable securities — available-for-sale	(53,157)	—
Sales and maturities of marketable securities — available-for-sale	23,355	—
Purchases of property, equipment and software	(7,518)	(6,636)
Other investing activities	40	61
Net cash used in investing activities	(37,280)	(6,575)

Financing Activities
Proceeds from issuance of common stock for employee stock-based plans	14,647	540
Taxes paid related to the net share settlement of equity awards	(19,354)	(18,487)
Repurchases of common stock	(49,999)	(50,006)
Net cash used in financing activities	(54,706)	(67,953)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	439	(101)

Change in cash, cash equivalents and restricted cash	(17,303)	(14,726)
Cash, cash equivalents and restricted cash — Beginning of period	307,138	480,641
Cash, cash equivalents and restricted cash — End of period	$289,835	$465,915

Non-GAAP Financial Measures
This press release and statements made during the above referenced webcast may include information relating to Adjusted EBITDA and Adjusted EBITDA margin, each of which the Securities and Exchange Commission has defined as a "non-GAAP financial measure."

We define Adjusted EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income, net; depreciation and amortization; stock-based compensation expense; and, in certain periods, certain other income and expense items, such as impairment charges. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net revenue.

Adjusted EBITDA, which is not prepared under any comprehensive set of accounting rules or principles, has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of Yelp’s financial results as reported in accordance with generally accepted accounting principles in the United States (“GAAP”). In particular, Adjusted EBITDA should not be viewed as a substitute for, or superior to, net income (loss) prepared in accordance with GAAP as a measure of profitability or liquidity. Some of these limitations are:

•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, Yelp's working capital needs;
•Adjusted EBITDA does not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to Yelp;
•Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;
•Adjusted EBITDA does not take into account any income or costs that management determines are not indicative of ongoing operating performance, such as impairment charges; and
•other companies, including those in Yelp’s industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, net income (loss) and Yelp’s other GAAP results.
The following is a reconciliation of net loss to Adjusted EBITDA, as well as the calculation of net loss margin and Adjusted EBITDA margin, for each of the periods indicated (in thousands, except percentages; unaudited):

	Three Months Ended March 31,
	2023	2022
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(1,178)	$(915)
Benefit from income taxes	(197)	(2,612)
Other income, net	(5,212)	(929)
Depreciation and amortization	10,805	11,490
Stock-based compensation	46,257	41,060
Asset impairment(1)	3,555	—
Adjusted EBITDA	$54,030	$48,094

Net revenue	$312,438	$276,628
Net loss margin	—%	—%
Adjusted EBITDA margin	17%	17%
(1) Recorded within general and administrative expenses on our Condensed Consolidated Statements of Operations.